Exhibit 4.14

Invoice Summary Invoice: Summary 01/01/07 - 03/31/07 Date: Feb. 04/02/07	Marko Balac 9 Lago Norte Irvine, CA 92612

To: Cobalis 2445 McCabe Way Irvine, CA 92614 949-757-0001	Ship to (if different address):

Hours	DESCRIPTION	Unit Price	TOTAL
	01/01/2007 - 03/31/2007 General office administrative support (answering telephones, tracking office correspondence/mail, filing, copying, monitoring e-mail, maintaining calendars, arranging travel, messenger and shuttle services, and performing other ad hoc duties)	$3,000 per month	$9,000
Sub Total			$9,000.00
TOTAL DUE			$9,000.00

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